Exhibit 15

Acknowledgment Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

September 20, 2019

The Shareholders and Board of Directors of State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No._) pertaining to the State Street Corporation 2017 Stock Incentive Plan of our reports dated May 1, 2019 and July 26, 2019 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the Securities and Exchange Commission.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 20, 2019